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                                                                  EXHIBIT (d)(3)

                              NAB ASSET CORPORATION

                               (the "CORPORATION")

            SELECTED PROVISIONS OF RESTATED ARTICLES OF INCORPORATION

                                   ARTICLE IX

                                 INDEMNIFICATION

         Each person who at any time is or was a director or officer of the Corporation, and who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding," which shall include any appeal in such a Proceeding, and any inquiry or investigation that could lead to such a Proceeding), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation to the fullest extent authorized by the Texas Business Corporation Act, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by such person in connection with such Proceeding. The Corporation's obligations under this
Article IX include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification. Expenses incurred in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted, and only in compliance with, the Texas Business Corporation Act or any other applicable laws as may from time to time be in effect. The Corporation's obligation to indemnify or to prepay expenses under this Article IX shall arise, and all rights granted hereunder shall vest, at the time of the occurrence of the transaction or event to which such proceeding relates, or at the time that the action or conduct to which such proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), any other provision of these Articles of Incorporation or the bylaws of the Corporation, no action taken by the Corporation, either by amendment of these Articles of Incorporation or the bylaws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under this Article IX which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is taken. The rights to indemnification and prepayment of expenses which are conferred to the Corporation's directors and officers by this Article IX may be conferred upon any employee or agent of the Corporation if, and to the extent, authorized by its Board of Directors.



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                              NAB ASSET CORPORATION

                               (the "CORPORATION")

                     SELECTED PROVISIONS OF RESTATED BYLAWS

                                  ARTICLE VIII

                          INDEMNIFICATION AND INSURANCE

         Section 8.01 Indemnification. The Corporation shall indemnify any person who is or was a director or officer of the Corporation, and may indemnify any employee or agent of the Corporation or any other person who is or was serving at the request of the Corporation as a director, officer partner, venturer, proprietor, trustee, employee, agent or similar functionary of another association or of a foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by such person in connection with any Proceeding (as hereafter defined) because such person is or was serving as a director or officer of the Corporation or in such other capacity to the fullest extent permitted by the Texas Business Corporation Act or any other applicable law. For purposes of this Article VIII, the term "Proceeding" shall mean any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, and any appeal in such an action, suit, or proceeding, and any inquiry that could lead to such an action, suit or proceeding. The foregoing right of indemnification shall not be exclusive of other rights to which such persons, his heirs, executors or administrators, may be entitled as a matter of law.

         Section 8.02 Pre-Payment of Expenses. The Corporation shall pay and reimburse any director or officer of the Corporation, and may pay or reimburse any employee or any agent of the Corporation or any other person who is or was serving at the request of the Corporation as a director, officer partner, venturer, proprietor, trustee, employee, agent or similar functionary of another association or of a foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, for any and all reasonable expenses incurred by such person if such person was, is, or is threatened to be made a named defendant or respondent in a Proceeding because such person is or was serving as a director or officer of the Corporation or in such other capacity, in advance of the final disposition of such Proceeding if the Corporation receives a written affirmation by such person of his good faith belief that such person has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of such person to repay the amount owed or reimbursed if it is ultimately determined that such person has not met the requirements for such indemnification.

         Section 8.03 Insurance. The Corporation may, upon the affirmative vote of a majority of the members of the Board of Directors, purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another association or of a foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against such person or incurred by such person in such a capacity or arising out of such person's



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status as such a person, whether or not the Corporation would have the power to indemnify such person against that liability under any applicable law. Such insurance or other arrangement may be with a person or entity that is not regularly engaged in the business of providing insurance coverage, provided that such insurance or arrangement may not provide for payment of a liability with respect to which the Corporation would not have the power to indemnify the person unless such coverage or additional liability has been approved by the shareholders of the Corporation. Without limiting the power of the Corporation to procure or maintain any kind of insurance or other arrangement, the Corporation may, for the benefit of persons to be indemnified by the Corporation, (i) create a trust fund, (ii) establish any form of self-insurance,
(iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation or (iv) establish a letter of credit, guaranty or surety arrangement. Such insurance or other arrangement may be procured, maintained or established within the Corporation or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the Corporation. Such insurance or arrangement may, but need not be, for the benefit of all directors, officers or employees.